 Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLACK DIAMOND, INC.

(Under Section 242 of the General Corporation Law)

It is hereby certified that:

1.           The name of the corporation is Black Diamond, Inc. (hereinafter referred to as the “Corporation”).

2.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article 1 the following new Article 1:

“Article 1:  Name

The name of this Corporation is:

CLARUS CORPORATION”

3.           The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective as of August 14, 2017.

4.           The amendment of the Corporation’s Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

Dated: August 10, 2017

BLACK DIAMOND, INC.

By:	/s/ Aaron J. Kuehne
	Name:	Aaron J. Kuehne
	Title:	Chief Financial Officer, Secretary and Treasurer